Exhibit (e)(2)

Luminex Corporation

12212 Technology Blvd.

Austin, TX 78727

Attn: Harriss Currie,, Chief Financial Officer

Ladies and Gentlemen:

This confidentiality agreement (this “Agreement”) is entered into as of the 6th day of November, 2015, by and between Nanosphere, Inc., a Delaware corporation (the “Company”), and Luminex Corporation (“you” or “your”). In connection with your consideration of a possible negotiated transaction (the “Transaction”) with the Company, you have requested and the Company is prepared to make available to you certain Confidential Information (as defined below) regarding the Company. In consideration of your receipt of such information, you agree as follows:

1. Confidential Information. All information or data (written or oral) which has been or is furnished to you or any of your Representatives (as defined below) by or on behalf of the Company (including, for the avoidance of doubt, by advisor, Jefferies LLC (“Jefferies”)) at any time after the execution of this Agreement relating to the Company that is identified by the Company or its Representatives as confidential, including its business, financial condition, operations assets, liabilities, customers, suppliers and intellectual property, and also including all notes, analyses, compilations, interpretations, forecasts, studies or other documents (whether written, oral, electronic, computer generated or stored, or otherwise) prepared by you, any of your Representatives or others that contain or reflect such information, are referred to in this Agreement as the “Confidential Information.” The term Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of your Representatives, (ii) that you receive or have received on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iii) that is independently developed by you without the use of the Confidential Information.

2. Limitations on Disclosure and Use. You will disclose Confidential Information only to your principals, partners, directors, officers, employees, agents or advisors (including, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) who need to know the Confidential Information for the purpose of evaluating a potential Transaction. You and your Representatives will keep the Confidential Information confidential and will use the Confidential Information solely for the purpose of evaluating a potential Transaction and in no way directly or indirectly detrimental to the Company. You will inform such Representatives of the confidential nature of the Confidential Information and you will be responsible for breaches by your Representatives of the terms of this Agreement as they apply to your Representatives. You will take all steps necessary or appropriate to safeguard the Confidential Information from disclosure to anyone other than your Representatives. In furtherance of such efforts, you will not duplicate the Confidential Information or distribute it to anyone other than your Representatives without the prior written consent of the Company. In no event shall you enter into any arrangement with a debt financing source, which would prevent such debt financing source from working with other parties in connection with a transaction involving the Company. In considering a potential Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any third parties. You and/or your affiliates will not, directly or indirectly, offer to or enter into any agreement, arrangement or understanding, or any discussions with any third party or person regarding a possible transaction involving the Company without the prior written consent of the Company. You and your Representatives will not disclose the content of the Confidential Information, the fact that the Confidential Information has been made available or that discussions or negotiations are taking place concerning a potential Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) without the prior written consent of the Company.

3. Required Disclosure. In the event that you or any of your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority (by subpoena, court order, or other similar process), to disclose any Confidential Information, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will use commercially reasonable efforts to cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, and you and your Representatives, if applicable, are required to make such disclosure, you (or your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the opinion of your counsel, you (or such Representatives) are legally required to disclose, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use your commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information.

4. No Representation, Warranty, Liability. Neither the Company nor any of its representatives (including Jefferies) has made or is making, and you are not relying on (except as described below), any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information or any undertaking to inform you or your Representatives of any change in the Confidential Information provided to you, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of its representatives (including Jefferies) shall have any liability to you or your Representatives relating to or resulting from the use of the Confidential Information. The only representations and warranties on which you may rely will be those, if any, expressly set forth in a definitive agreement between the Company or its stockholders and you with respect to a Transaction, and then only to the extent provided in such agreement.

5. Securities Laws. You are aware, and you will advise your Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. No Agreement. Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to a Transaction and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until a definitive agreement has been executed. For purposes of this Agreement, the term “definitive agreement” does not include an executed non-binding letter of intent or any other preliminary non-binding written agreement, nor does it include any written or verbal acceptance of any offer or bid. The Company may, in its sole discretion, reject any and all proposals made by you or on your behalf with regard to a proposed Transaction and terminate discussions and negotiations with you at any time and for any or no reason.

7. Process. You acknowledge that (i) the Company shall conduct the process for a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv) neither you nor any of your

Representatives shall have any claims whatsoever against the Company or any of its affiliates or Representatives arising out of or relating to such actions and (v) neither you nor any of your Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed you or any such Representative. Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any proposed Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to such Transaction.

8. Return of Information. If you determine not to proceed with a Transaction, you will promptly notify the Company of such decision. In that case, or if at any time the Company so requests, you and your Representatives will promptly return to the Company all copies of the Confidential Information, provided that you and your Representatives may destroy and certify to the Company the destruction of all copies of Confidential Information consisting of notes, analyses, compilations, forecasts, studies or other documents prepared by you or such Representatives, except as required by law, rule or regulation. Notwithstanding the return or destruction of Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

9. Enforcement. You agree that money damages would not be a sufficient remedy for a material breach of this Agreement by you or your Representatives and, in addition to all other remedies available under applicable law, the Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. You will not oppose the granting of such relief if such material breach is shown, and will waive any requirement for the posting of any bond or other security in connection therewith. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that you or any of your Representatives has breached this Agreement, you will reimburse the Company for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation.

10. No Contact. All of your or your Representatives’ (on your behalf) (i) communications regarding a potential Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to Roger Moody, the Company’s Chief Financial Officer. For a period of one year from the date of this Agreement, you, your affiliates and your Representatives (on your behalf) will not contact any stockholder, director, officer, employee or agent of the Company, or any customer, supplier or other person having a business relationship with the Company who you learn about due to receipt of the Confidential Information, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or a Transaction, except with the prior written permission of Roger Moody.

11. Non-solicitation. For a period of two years from the date of this Agreement, neither you nor your affiliates nor any of your Representatives will, either on your own behalf or on behalf of any third party, directly or indirectly, contact, employ or solicit or divert any officer, employee, or consultant of the Company, or contact or solicit any customer, supplier, competitor or joint venture of the Company, provided that you may (i) solicit for employment any persons who are no longer employed by the Company at the time of your first solicitation contact with them, (ii) engage in general solicitations of employment not specifically directed at employees of the Company, and (iii) continue to solicit customers, competitors and suppliers who you did not learn of through the receipt of Confidential Information and without using any such Confidential Information.

12. Standstill. For a period of one year from the date of your signing of this Agreement, neither you nor your affiliates will (or will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors: (i) propose any business combination, acquisition or other extraordinary transaction involving the Company, its successors, its or their securities or any substantial part of its or their assets, or acquire or agree to acquire any securities of the Company or any of its successors; (ii) seek or propose to influence or control, through a proxy solicitation or otherwise, the board of directors, management or policies of the Company or any of its successors; or (iii) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions. You represent and warrant to the Company that you do not beneficially own (beneficial ownership being defined for purposes of this Agreement as under section 13(d) of the Securities Exchange Act of 1934, as amended) any securities entitled to be voted generally in the election of directors of the Company, or any options or rights to acquire such securities.

13. Miscellaneous. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising or enforcing any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. You agree that money damages would not be a sufficient remedy for any breach of this Agreement and that in addition to all other remedies, the Company shall be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this Agreement by you, your affiliates or your Representatives. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement. This agreement will inure to the benefit of and may be enforced by the Company and its successors or assigns and will be binding upon you and your Representatives, and your and their respective successors in interest; provided, however, that you may not assign this agreement or your rights or obligations hereunder without the prior written consent of the Company. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

14. Governing Law; Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of courts of the State of New York and of the United States located in the County of New York.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

NANOSPHERE, INC.

By:	/s/ Michael McGarrity
Name: Michael McGarrity
Title: President & Chief Executive Officer

Confirmed and agreed to as of November 6, 2015.

LUMINEX CORPORATION

By:	/s/ Harriss Currie
Name: Harriss Currie
Title: SVP & Chief Financial Officer

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